Oceana Partners LLC

CORPORATE FINANCE

June 13, 2006

Mr. Andrew Boyland
Chief Executive Officer
SweetskinZ Holdings, Inc.
2311 Wallace Street
Philadelphia, PA 19130

Dear Mr. Boyland,

This agreement replaces in its entirety the earlier letter agreement dated November 30, 2005. This engagement letter shall serve as our agreement (the “Agreement”) under which Oceana Partners LLC (“Oceana” or the “Advisor”) is retained as the exclusive financial advisor and placement agent to SweetskinZ Holdings, Inc. (the “Company”) and such other activities and services as the Company shall require. In connection therewith, the parties hereto agree as follows:

1. Information and Coordination. The Company will supply Oceana with all current publicly disclosed information respecting the Company’s business prospects and operations (the “Information”). The Company recognizes and confirms that Oceana (a) will use and rely primarily on the Information in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and (c) will not make an appraisal of any assets of the Company or any prospective investors or purchaser of the Offering. To the best of the Company’s knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company shall make available to Oceana and/or shall agree to have professionally prepared at the Company’s expense, all financial statements, marketing materials, subscription documents and other information which in Oceana’s reasonable judgment shall be necessary or appropriate. The Company will promptly notify Oceana if it learns of any material inaccuracy or misstatement in or material omission from, any Information theretofore delivered to Oceana. Advisor will coordinate its activities with the Company regarding the marketing of the securities to investors during the term of this Agreement, as herein defined. The Company will make senior management reasonably available for meetings with prospective investors.

2. Exclusive Engagement. During the Term, as below defined, Advisor shall serve as the exclusive advisor to the Company for purposes of the Company’s financial and capital formation, investment banking and merger and acquisition activities. Nothing herein shall preclude Advisor from engaging sub-advisors to assist Advisor in the performance of these activities. In such case, sub-advisors shall be compensated for their services from such portion of the compensation described under Section 4 hereof as Advisor shall determine in its sole discretion. Mr. David Nelson shall not be deemed a sub-advisor in connection herewith. Advisor shall identify on Attachment A hereto each potential investor in a financing under the Term, which the Advisor or any sub-advisors contact during the Term and the Company is not in discussions with or otherwise has a previous relationship with (the “Oceana Investor(s)”). It is specifically agreed that Advisor and any sub-advisors shall not be paid a fee on proceeds received by entities or individuals which or who are not introduced to the Company by Advisor or any sub-advisor.

Oceana Partners LLC
275 Seventh Avenue, Suite 2000
New York, New York 10001
Phone (212) 661-5353 Fax (646) 486-6885

Oceana Partners LLC

CORPORATE FINANCE

3. Term. This Agreement shall become effective on the execution date hereof and, unless previously terminated pursuant to Paragraph 10 below, shall continue in effect until December 31, 2007 (the "Termination Date"). The period from the date hereof until the Expiration Date is hereafter referred to as the “Term.”

4. Compensation.

a.)
On each date on which any equity or equity linked debt securities are issued to an Oceana Investor and cash is received by the Company (each such date a "Closing Date"), the Company shall pay to Oceana or its designee, in cash, a commission equal to seven percent (7%) of the gross purchase price for the equity securities. In addition, the Company shall issue to Oceana, or its designee, common stock purchase warrants (the "Warrants") to purchase seven percent (7%) of the aggregate common stock issued on the Closing Date or Closing Dates at an exercise price per Warrant equal to the price of the common stock on such Closing Date. If different classes of securities are issued in the form of a Unit, then Oceana shall be issued a Unit Purchase option equal to seven percent (7%) of the aggregate Units issued at an exercise price per Unit equal to the price of the Unit on such Closing Date. The Warrants or Units shall be exercisable upon issuance, shall expire five years from the Closing Date, unless otherwise extended by the Company, and shall have cashless exercise provisions. The Warrants or Units shall also have piggyback and demand registration rights, anti-dilution and such other similar provisions identical to the securities sold on the Closing Date.  The Company shall have the right to reject in whole or in part any proposed purchaser of the securities in its sole and absolute discretion. In the event that the Company does not accept funds from any Oceana Investor, Oceana shall not be entitled to any commission hereunder relating to such proposed purchaser.

Oceana Partners LLC

CORPORATE FINANCE

b.)
On each date on which any non equity-linked debt securities are issued to an Oceana Investor and cash is received by the Company (each such date a "Closing Date"), the Company shall pay to Oceana or its designee, in cash, a commission equal to four percent (4%) of the gross purchase price for the debt securities. In the event derivative equity securities (such as warrants) are linked to such debt securities, the Company shall also issue to Oceana, or its designee, common stock purchase warrants (the "Warrants") to purchase seven percent (7%) of the aggregate derivative securities issued at an exercise price per Warrant equal to the conversion price per derivate security on such Closing Date. If different classes of derivative securities are issuable, then separate Warrants shall be issued in respect of each class of derivative securities equal to seven percent (7%) of the aggregate derivative securities issued. The Warrants shall be exercisable upon issuance, shall expire five years from the Closing Date, unless otherwise extended by the Company, and shall have cashless exercise provisions. The Warrants shall also have piggyback and demand registration rights, anti-dilution and such other similar provisions identical to the securities issuable upon conversion of the convertible debt sold on the Closing Date.  The Company shall have the right to reject in whole or in part any proposed purchaser of the debt securities in its sole and absolute discretion. In the event that the Company does not accept funds from any Oceana Investor, Oceana shall not be entitled to any commission hereunder relating to such proposed purchaser.

c.)
Notwithstanding the foregoing, in connection with Oceana’s placement on behalf of the Company of $4,133,793 of 5% senior convertible debentures and 4,133,793 three year common stock purchase warrants (the “Warrants”) in May 2006, the Company shall pay Oceana a fee equal to $200,000 (of which $50,000 has been paid) and a unit purchase option to purchase 200,000 units, each unit (“Unit”) consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.15 per share. The unit purchase option is exercisable for $1 per Unit. In addition, the Company shall pay Oceana an amount equal to 4% of the gross amount realized by the Company, if any, upon the exercise of the Warrants.

d.)	With respect to any merger and acquisition services to be rendered by Oceana during the Term, the parties shall negotiate an appropriate fee at that time.

e.)	This agreement shall act as irrevocable payment authorization instructions authorizing the Oceana Investor to wire payment of the fee directly to Oceana on the Closing Date.

Oceana Partners LLC

CORPORATE FINANCE

5. Retainer.  No retainers shall be payable hereunder.

6. Expenses. Oceana will be promptly reimbursed by the Company for all reasonable and authorized out-of-pocket expenses incurred in connection with its activities hereunder. These expenses may include, but are not limited to, travel and lodging expenses, due diligence and investor meetings and events, expenses to print documents for the Company, and postal expenses incurred for mailing documents, such as materials to investors, for the Company. Oceana shall not incur any expenses or series of related expenses, subject to reimbursement by the Company hereunder, which are in excess of $250, without obtaining the Company’s prior written approval.

7. Indemnification. To the extent the Advisor becomes involved in any capacity in any action, claim, proceeding or investigation brought or threatened by any person, including the Company’s stockholders, related to or arising out of or in connection with this Agreement, the Company will promptly reimburse the Advisor for reasonable legal and other expenses as and when they are incurred in connection therewith. The Company will indemnify and hold the Advisor harmless from and against any losses, claims, damages, liabilities or expense to which the Advisor may become subject under any applicable Federal or state law, or otherwise, related to, arising out of or in connection with this Agreement, whether or not any pending or threatened action, claim, proceeding, or investigation giving rise to or on the Advisor’s behalf and whether or not in connection with any action, proceeding or investigation in which the Advisor is a party, except as to that portion of any such loss, claim, damage, liability or expense which is found by a court of competent jurisdiction in a judgment which has become final, in that it is no longer subject to appeal or review, to have resulted from the Advisor’s bad faith or gross negligence. The Advisor agrees to promptly notify the Company of any action, claim, proceeding or investigation with regard to which the Company may be liable for indemnification pursuant to the terms of this Agreement. Neither the termination of this Agreement nor the completion of the services provided hereunder shall affect these indemnification provisions which shall remain operative and in full force and effect.

8. Arbitration. Any dispute between the Company and Oceana shall be subject to binding arbitration before a New York City based panel of one arbitrator in accordance with the rules of the American Arbitration Association. Prior to the selection of the arbitrator of the binding arbitration, the parties shall first attempt non-binding mediation before a mediator selected by said Association. In the event the mediator makes a determination and only one of the parties refuses to accept said determination, then the refusing party shall be responsible for all arbitration and attorney’s fees of the other party should the refusing party receive a less favorable result from the binding arbitration, subject however to the discretion of the arbitrators to reallocate these costs if cause is so found by the arbitrators.

Oceana Partners LLC

CORPORATE FINANCE

9. Amendments This Agreement may only be varied by written agreement between the Advisor and the Company. All such variations shall only be effective when in writing, signed by the duly authorized representatives of both parties.

10. Termination Subject to Paragraphs 4, 6, 7 and 11, the provision of services hereunder may be terminated prior to the Termination Date by the Company and/or the Advisor by giving written notice to the other party in the following events:

- force majeure, defined as a situation which, in the opinion of either party, creates any change or development in existing laws and regulations or in local or international financial, political, military, economic or market conditions or currency exchange rate which is likely to render impossible the Offering;

- breach of any commitments hereunder by Advisor (which is not remedied within 14 days after written notification to such effect);

In the event that the Agreement is terminated prior to the Termination Date, the Company will forthwith pay the Advisor those of its expenses and fees incurred or owing up to the Termination Date.

11. Tail. Within 20 business days of the Termination Date, the Advisor shall deliver to the Company a list identifying all investors that Oceana and any of its sub-advisors had solicited in connection herewith. In the event the Company thereafter receives funding from any Oceana Investor or an affiliate thereof, within 18 months of the Termination Date (the “Tail Period”), then the Company shall pay the Advisor the fee as described in paragraph 4 (the “Tail Fee”). The Tail Fee shall apply to any Oceana Investors, including their affiliates, and to any third party investor introduced to the Company by Oceana Investors or affiliates thereof assuming such third party investor was not previously in discussions with the Company before such introduction.

12. Notices. Notices shall be served to the address/fax number of each party set out in this letter (or such other address as any of the parties may notify to the other in writing from time to time). Such notice shall be deemed to be duly given or made when it shall have been delivered by registered mail, courier or fax, which shall be confirmed by registered mail or courier, to the party to which it is required to be given or made.

Contact Addresses:

Oceana Partners LLC:	Mr. Courtlandt G. Miller Oceana Partners LLC 275 Seventh Avenue, Suite 2000 New York, NY 10001 Tel: 212 661-5353 Fax: 646 486-6885

Oceana Partners LLC

CORPORATE FINANCE

SweetskinZ Holdings, Inc.	Mr. Andrew Boyland 2311 Wallace Street Philadelphia, PA 19130 Tel. 215 235-3555 Fax 215 235-8971

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

14. Miscellaneous. This Agreement sets forth the understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties with respect to the subject matter hereof. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing when signed by both parties.

If the foregoing meets with your understanding, kindly acknowledge your acceptance at the place indicated on this letter and on the enclosed copy of this letter. Please return one of the executed letters to me and keep one for your files.

Sincerely,

Oceana Partners LLC

/s/ Courtlandt G. Miller
____________________________
Courtlandt G. Miller
Senior Managing Director

ACCEPTED AND AGREED TO BY:

SweetskinZ Holdings, Inc.

/s/ Andrew Boyland
______________________
Andrew Boyland
Chief Executive Officer

Oceana Partners LLC

CORPORATE FINANCE

ATTACHMENT A

1. Siam Capital Management (Orlando)
2.  DB Zwirn  (NYC)
3.  Sandhurst Capital/Crestview Capital (Darien/Northbrook)
4.  Laurus Funds (NYC)
5.  Redwood (San Francisco)
6.  Bushido/Gamma (NYC)
7.  Iroquois (NYC)
8.  MAG Capital (LA)
9.  Omicron (NYC)
10. Rock Hill (Bala Cynwyd)
11. LV Equity (Hoboken)
12. Vision Capital (NYC)
13. Sangamon (Chicago)
14. DC Asset Management (NYC)
15. New York Consulting Group (NYC)
16. Midsummer (NYC)
17. Bristol Capital (San Francisco)
18. Canaccord (Toronto)
19. Enable Capital (San Francisco)
20. LH Financial (NYC)
21. Gryphon (Dallas)
22. GM Capital
23. Ram (Truk)
24. DH Blair
25. Hudson Bay Capital
26. Whalehaven
27. Crestview
28. CentreCourt Asset Managment
29. LibertyView
30. Dolphin Asset Management
31. Scorpion Capital Partners